            [Letterhead of Hull, Towill, Norman & Barrett, P.C.]


                              November 8, 1995



MERRY LAND & INVESTMENT COMPANY, INC.
624 Ellis Street
Augusta, GA  30901

     RE: MERRY LAND & INVESTMENT COMPANY, INC.: Public Offering of $40,000,000 principal amount at maturity of 6.875% Notes due 2003 and $40,000,000 principal amount at maturity of 6.875% Notes due 2004 (the "Offering")

Ladies and Gentlemen:

     We have acted as counsel to Merry Land & Investment Company, Inc.
(the "Company") in connection with the referenced Offering with respect to the proposed sale of up to $40,000,000 principal amount at maturity of 6.875% Notes due 2003 and $40,000,000 principal amount at maturity of Notes 6.875% Notes due 2004 (together, the "Notes").

     We are familiar with the articles of incorporation, as amended, and by-laws of the Company, the Prospectus Supplement dated November 3, 1995 filed with Registration Statement #33-57453 (the "Prospectus Supplement"), and have examined such additional records and public documents as we have deemed necessary for the opinion hereinafter expressed.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, existing and in good standing under the laws of the State of Georgia.

     2. All proceedings necessary to authorize the offering of the Notes have been taken.

     3. The Notes have been duly authorized, and when executed and authenticated in accordance with the terms of the Indenture and Supplemental Indenture and delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement between the Company and J.P. Morgan Securities Inc. and Alex. Brown & Sons Incorporated dated November 2, 1995, will constitute valid and binding obligations of the Company entitled to the benefits provided by the Indenture and Supplemental Indenture, enforceable in accordance with their terms, except that the enforceability thereof may be limited by or subject to (a) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws now or hereafter existing which affect the rights and remedies of creditors generally and (b) equitable principles of general applicability;

     We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with respect to the Offering and reference to this opinion in the Prospectus Supplement.


                              /S/
                              HULL, TOWILL, NORMAN
                              & BARRETT, P.C.